Thomas S. Harman

1.202.373.6725

Thomas.harman@morganlewis.com

April 11, 2019

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Municipal High Income Opportunity Fund (File Nos. 333-220101 and 811-21449)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal High Income Opportunity Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001